Exhibit 3.1

Certificate of Designations

OF
8.0% SERIES A CUMULATIVE redeemable PREFERRED STOCK

OF
QURATE RETAIL, INC.

Qurate Retail, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that a duly authorized committee of the Board of Directors (the “Committee”) of the Corporation duly adopted the following resolutions on August 20, 2020 in accordance with Section 151(g) of the General Corporation Law of the State of Delaware:

“RESOLVED, that pursuant to the authority expressly vested by Article IV, Section C of the Restated Certificate of Incorporation of the Corporation and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the Committee hereby creates, authorizes and provides for the issuance of a new series of preferred stock consisting of 13,500,000 shares, out of the authorized and unissued shares of preferred stock, and that the designation and number of shares thereof, the powers, preferences and relative, participating, optional or other rights of such shares, and the qualifications, limitations or restrictions thereof, are as follows:

1.Designation and Amount.

The designation of the series of preferred stock, par value $0.01 per share, of the Corporation authorized hereby is 8.0% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”).  The total number of the authorized and unissued shares of the preferred stock of the Corporation designated as the Series A Preferred Stock initially shall be 13,500,000.

2.Certain Definitions.  For purposes of this Certificate of Designations, the following terms shall have the meanings ascribed below:

“Agent Members” shall have the meaning set forth in Section 19 of this Certificate of Designations.

“Board of Directors” or “Board” shall mean the Board of Directors of the Corporation and, unless the context indicates otherwise, also shall mean, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

“Business Day” shall mean any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Capital Stock” shall mean any and all shares of capital stock of the Corporation.

“Certificate of Designations” shall mean this Certificate of Designations of 8.0% Series A Cumulative Redeemable Preferred Stock of the Corporation, as may be amended from time to time.

“Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” shall mean (i) the Series A Common Stock, (ii) the Series B Common Stock, (iii) the Series C common stock, par value $0.01 per share, of the Corporation, and (iv) all shares of any other class or series of common stock of the Corporation hereafter authorized.

“Corporation” shall mean Qurate Retail, Inc., a Delaware corporation.

“Debt Instrument” shall mean any note, bond, debenture, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the effective time of this Certificate of Designations or thereafter created, incurred, assumed or guaranteed.

“Depositary” shall have the meaning set forth in Section 19 of this Certificate of Designations.

“Dividend Amount” shall mean, for any Dividend Payment Date, the amount accrued and payable by the Corporation as a dividend per share of Series A Preferred Stock, as determined pursuant to Section 3(a) of this Certificate of Designations (and as such amount is subject to adjustment from time to time pursuant to Sections 3(b) and 3(c) of this Certificate of Designations).

“Dividend Director Event” shall have the meaning set forth in Section 9(a)(i) of this Certificate of Designations.

“Dividend Nonpayment” shall have the meaning set forth in Section 3(b) of this Certificate of Designations.

“Dividend Nonpayment Rate” shall mean the Stated Rate plus one and a half percent (1.50%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

“Dividend Payment Date” shall mean March 15, June 15, September 15 and December 15 of each year, commencing with December 15, 2020.

“Dividend Period” shall mean the period from and including the Original Issue Date to (but not including) the first Dividend Payment Date and each three (3) month period from and including the Dividend Payment Date for the preceding Dividend Period to (but not including) the Dividend Payment Date for such Dividend Period.

“Dividend Rate” shall mean the dividend rate accruing on the Series A Preferred Stock, as applicable from time to time pursuant to this Certificate of Designations.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Extraordinary Transaction” shall mean the consummation of an exchange, consolidation, merger or similar transaction (whether effected in a single transaction or series of related transactions) by the Corporation with another Person the result of which is the holders of shares of Common Stock immediately prior to the transaction, or prior to the first transaction if a series of related transactions, ceasing to own, directly or indirectly, securities representing, immediately following such transaction or series of related transactions, (x) if immediately prior to such transaction or series of related transactions the Series B Common Stock represents twenty percent (20%) or more of the outstanding Voting Power of the Corporation, at least fifty percent (50%) of the outstanding Common Stock and Voting Power of the Corporation or the successor entity (or if the Corporation or the successor entity is a direct or indirect wholly owned subsidiary of another entity immediately following such transaction or series of related transactions, any such direct or indirect parent entity of the Corporation or such successor entity), or (y) if immediately prior to such transaction or series of related transactions the Series B Common Stock represents less than twenty percent (20%) of the outstanding Voting Power of the Corporation, at least fifty percent (50%) of the outstanding Common Stock of the Corporation or the successor entity (or if the Corporation or the successor entity is a direct or indirect wholly owned subsidiary of another entity immediately following such transaction or series of related transactions, any such direct or indirect parent entity of the Corporation or such successor entity).

“Extraordinary Transaction Redemption Date” shall mean (i) the date determined by the Board of Directors, which shall be a Business Day and shall be no less than ten (10) days after the date on which the Corporation provides a Notice of Redemption and (ii) if any shares of Series A Preferred Stock remain outstanding following such date, any date thereafter on which shares of Series A Preferred Stock are redeemed pursuant to Section 7 of this Certificate of Designations.

“Extraordinary Transaction Redemption Price” with respect to each share of Series A Preferred Stock shall mean the Liquidation Price of such share plus all unpaid dividends (whether or not declared) on such share accrued from (and including) the most recent Dividend Payment Date to (but not including) the Extraordinary Transaction Redemption Date.

“Global Preferred Shares” shall have the meaning set forth in Section 19 of this Certificate of Designations.

“Holder” means each Person in whose name shares of Series A Preferred Stock are registered on the stock register of the Corporation, who shall be treated by the Corporation and the Transfer Agent as the record owner of those shares of Series A Preferred Stock for the purpose of making payment and for all other purposes.

“Indebtedness” shall mean (i) any liability, contingent or otherwise, of the Corporation or any Subsidiary (x) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Corporation or any Subsidiary or only to a portion thereof), (y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to indebtedness represented by obligations under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) any liability of others described in the preceding clause

(i) which the Corporation or any Subsidiary has guaranteed or which is otherwise its legal liability; (iii) any obligations secured by any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against any real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction) to which the property or assets of the Corporation or any Subsidiary are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be the Corporation’s or any Subsidiary’s legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clause (i), (ii) or (iii) above.

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock now existing, or authorized after, the effective time of this Certificate of Designations other than the Series A Preferred Stock, any class or series of Parity Stock, and any class or series of Senior Stock.

“Liquidation Event” shall have the meaning set forth in Section 4 of this Certificate of Designations.

“Liquidation Nonpayment” shall have the meaning set forth in Section 3(c) of this Certificate of Designations.

“Liquidation Price” measured per share of the Series A Preferred Stock as of any date of determination shall mean the sum of (i) $100.00 plus (ii) an amount equal to all unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to Section 3(d) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of such date.

“Mandatory Redemption” shall have the meaning set forth in Section 5(b) of this Certificate of Designations.

“Mandatory Redemption Price” with respect to each share of Series A Preferred Stock, shall mean the Liquidation Price of such share plus all unpaid dividends (whether or not declared) on such share accrued from (and including) the most recent Dividend Payment Date to (but not including) (i) the Scheduled Redemption Date or (ii) in the case of shares of Series A Preferred Stock that remain outstanding following the Scheduled Redemption Date, the date on which such shares are redeemed pursuant to Section 5 of this Certificate of Designations.

“Nonpayment” shall have the meaning set forth in Section 3(c) of this Certificate of Designations.

“Nonpayment Director” shall have the meaning set forth in Section 9(a)(ii) of this Certificate of Designations.

“Nonpayment Director Event” shall have the meaning set forth in Section 9(a)(ii) of this Certificate of Designations.

“Nonpayment Rate” shall mean the Stated Rate plus one and a half percent (1.50%) per annum of the Liquidation Price of each share of Series A Preferred Stock; provided, that the

Nonpayment Rate shall increase by one quarter of one percent (0.25%) commencing on the Dividend Payment Date immediately following the Nonpayment and for each subsequent Dividend Period thereafter so long as such Nonpayment fails to be cured; provided, further, that such increases will cease at such time as the Nonpayment Rate equals the Stated Rate plus three percent (3.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock. For the avoidance of doubt, in no event will the Nonpayment Rate exceed 11.00% per annum of the Liquidation Price.

“Notice of Redemption” shall have the meaning set forth in Section 5(d) of this Certificate of Designations.

“Optional Redemption” shall have the meaning set forth in Section 5(a) of this Certificate of Designations.

“Optional Redemption Date” shall mean (i) the date as determined by the Board of Directors, which shall be a Business Day and shall be no less than ten (10) days after the date on which the Corporation provides a Notice of Redemption and (ii) if any shares of Series A Preferred Stock selected for redemption remain outstanding following such date, any date thereafter on which shares of Series A Preferred Stock are redeemed pursuant to Section 5 of this Certificate of Designations.

“Optional Redemption Price” shall mean, with respect to each share of Series A Preferred Stock to be redeemed, the sum of (i) the Liquidation Price plus (ii) all unpaid dividends (whether or not declared) on such share accrued from (and including) the most recent Dividend Payment Date to (but not including) the Optional Redemption Date plus (iii) if the Optional Redemption Date of such share is (x) on or after the fifth anniversary of the Original Issue Date but prior to the sixth anniversary of the Original Issue Date, four percent (4.00%) of the Liquidation Price of such share of Series A Preferred Stock, (y) on or after the sixth anniversary of the Original Issue Date but prior to the seventh anniversary of the Original Issue Date, two percent (2.00%) of the Liquidation Price of such share of Series A Preferred Stock and (z) on or after the seventh anniversary of the Original Issue Date, zero (0.00).

“Original Issue Date” shall mean the date on which shares of Series A Preferred Stock are first issued.

“Parity Stock” shall mean any class or series of Capital Stock authorized after the effective time of this Certificate of Designations that expressly ranks on a parity basis with the Series A Preferred Stock as to the dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Person” shall mean any natural person, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization or other entity.

“Preferred Director Termination Event” shall mean the occurrence of an event described in Sections 9(d)(ii)(x) or (y) or Sections 9(d)(iii)(x) or (y) of this Certificate of Designations.

“Preferred Directors” shall mean the directors appointed and elected to the Board of Directors pursuant to Section 9 of this Certificate of Designations.

“Preferred Dividend Director” shall have the meaning set forth in Section 9(a)(i) of this Certificate of Designations.

“Record Date” for the dividends payable on any Dividend Payment Date shall mean the date fifteen (15) days immediately preceding such Dividend Payment Date; provided, that if such date is not a Business Day, the Record Date shall be the next succeeding Business Day after such date.

“Record Holder” means a Holder of record of the Series A Preferred Stock as such Holder appears on the stock register of the Corporation at the Close of Business on the Record Date with respect to a Dividend Payment Date or on the Special Record Date, as applicable.

“Redemption Date” shall mean the Scheduled Redemption Date, the Optional Redemption Date or the Extraordinary Transaction Redemption Date, as applicable.

“Redemption Nonpayment” shall have the meaning set forth in Section 3(c) of this Certificate of Designations.

“Redemption Price” shall mean the Mandatory Redemption Price, the Optional Redemption Price or the Extraordinary Transaction Redemption Price, as applicable.

“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Scheduled Redemption Date” shall mean March 15, 2031.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Senior Stock” shall mean any class or series of Capital Stock authorized after the effective time of this Certificate of Designations that expressly ranks senior to the Series A Preferred Stock and has preference or priority over the Series A Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Series A Common Stock” shall mean the Series A common stock, par value $0.01 per share, of the Corporation.

“Series A Preferred Stock” shall mean the 8.0% Series A Cumulative Redeemable Preferred Stock of the Corporation.

“Series B Common Stock” shall mean the Series B common stock, par value $0.01 per share, of the Corporation.

“Special Record Date” shall have the meaning set forth in 3(c)Section 3(d) of this Certificate of Designations.

“Stated Rate” shall mean eight percent (8.0%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

“Subsidiary” shall mean any company or corporate entity for which a Person owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).

“Substitute Preferred Stock” shall have the meaning set forth in Section 6(a) of this Certificate of Designations.

“Threshold Amount” shall have the meaning set forth in Section 9(a) of this Certificate of Designations.

“Transfer Agent” shall mean the Person designated by the Corporation to act as transfer agent, Registrar and paying agent for the Series A Preferred Stock, and its successors and assigns; provided that the Corporation may, in its sole discretion, remove and replace the transfer agent, Registrar and paying agent for the Series A Preferred Stock at any time and from time to time.

“Voting Parity Stock” means any class or series of Parity Stock upon which voting powers for the election of directors upon nonpayment of dividends or failure to redeem shares when required have been conferred and are exercisable at the time of determination.

“Voting Power” shall mean the total number of votes of the outstanding Voting Stock of any Person.

“Voting Stock” shall mean (a) with respect to the Corporation, shares of Capital Stock that constitute Voting Securities as defined in the Certificate of Incorporation and (b) with respect to any Person other than the Corporation, any shares of capital stock or interests of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

3.Dividends.
(a)Subject to the prior preferences and other rights of any Senior Stock and the provisions of Section 3(e) of this Certificate of Designations, the Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, preferential dividends that shall accrue and cumulate as provided herein.  Subject to adjustment from time to time pursuant to Sections (b) and (c) of this Certificate of Designations, dividends on each outstanding share of Series A Preferred Stock shall accrue on a daily basis at the Dividend Rate equal to the Stated Rate from (and including) the Original Issue Date to (but  not including) the date on which the Liquidation Price or Redemption Price of such share is paid pursuant to Section 4, 5 or 7 of this Certificate of Designations, as applicable, whether or not such dividends have been declared and whether or not there are any funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative.  If declared, accrued dividends on the Series A Preferred Stock shall be payable, in accordance with the terms and conditions set forth in this Certificate of

Designations, quarterly on each Dividend Payment Date, to the Record Holders of shares of Series A Preferred Stock as of the Close of Business on the applicable Record Date; provided, however, if any such Dividend Payment Date is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay (and without resulting in a Dividend Nonpayment).  For purposes of determining the amount of dividends “accrued” (i) as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the applicable rate per annum for actual days elapsed from (and including) the last preceding Dividend Payment Date (or in the event the first Dividend Payment Date has not yet occurred, the Original Issue Date) to (but not including) the date as of which such determination is to be made, based on a 365-day year, (ii) as of any Dividend Payment Date (other than the first Dividend Payment Date), such amount shall be calculated on the basis of the applicable rate per annum for actual days elapsed from (and including) the last preceding Dividend Payment Date to (but not including) such Dividend Payment Date, based on a 360-day year of twelve 30-day months, and (iii) as of the first Dividend Payment Date, such amount shall be calculated on the basis of the applicable rate per annum for actual days elapsed from (and including) the Original Issue Date to (but not including) such Dividend Payment Date, based on a 365-day year.
(b)Subject to Section 3(c) of this Certificate of Designations, if the Corporation fails to pay cash dividends on the Series A Preferred Stock in full for any Dividend Period on the Dividend Payment Date for such Dividend Period (a “Dividend Nonpayment”), then the Dividend Rate shall increase to the Dividend Nonpayment Rate, commencing on the Dividend Payment Date in respect of which a Dividend Nonpayment occurs and continuing for each subsequent Dividend Period thereafter; provided that if the Dividend Amount payable on such Dividend Payment Date is paid within 30 days after the Dividend Payment Date on which the Dividend Nonpayment occurs, then such Dividend Amount will be deemed to have been paid on the Dividend Payment Date, no Dividend Nonpayment will be deemed to have occurred and the Dividend Rate increase shall be deemed to not apply; provided, further, that, subject to Section 3(c) of this Certificate of Designations, the Dividend Rate will revert to the Stated Rate at such time as the Corporation has paid all accrued and unpaid dividends (whether or not declared) which pursuant to Section 3(d) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of such date, together with all dividends that have accrued to (but not including) the date of such payment with respect to that portion of the Liquidation Price which consists of accrued and unpaid dividends.
(c)In the event the Corporation (i) fails to pay the applicable Redemption Price in full when due and payable with respect to all shares of Series A Preferred Stock to be redeemed upon the applicable Redemption Date as required pursuant to Section 5 of this Certificate of Designations (each, a “Redemption Nonpayment”), or (ii) fails to make a payment with respect to the Series A Preferred Stock when due under Section 4 or 7 of this Certificate of Designations (a “Liquidation Nonpayment” and, together with a Redemption Nonpayment, a “Nonpayment”), then the Dividend Rate shall increase to the Nonpayment Rate, commencing on the date on which the Nonpayment occurs and for each subsequent Dividend Period thereafter so long as such Nonpayment fails to be cured; provided that if the Nonpayment is cured by the redemption of shares of Series A Preferred Stock required to be redeemed in the case of a Redemption Nonpayment or the making of payments pursuant to Sections 4 or 7, as applicable in the case of

Liquidation Nonpayment, in each case within 30 days after the date on which the applicable Nonpayment occurs, then the Nonpayment Rate shall not apply.
(d)To the extent the Dividend Amount is not paid in full on a Dividend Payment Date for any reason and such Dividend Nonpayment is not cured within 30 days of such Dividend Payment Date, all dividends (whether or not declared) that have accrued on a share of Series A Preferred Stock during the Dividend Period ending on the day immediately preceding such Dividend Payment Date and which are unpaid will be added to the Liquidation Price of such share as of such Dividend Payment Date and will remain a part thereof until such dividends are paid, together with all dividends that have accrued to (but not including) the date of such payment with respect to that portion of the Liquidation Price which consists of accrued and unpaid dividends.  Such accrued and unpaid dividends, together with all unpaid dividends accrued thereon, may be declared and paid at any time (subject to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock), without reference to any regular Dividend Payment Date, to Record Holders as of the Close of Business on such date, not more than sixty (60) days preceding the payment date thereof, as may be fixed by the Board of Directors (the “Special Record Date”).
(e)So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividend whatsoever with respect to any Junior Stock or any Parity Stock, whether in cash, property or otherwise, nor shall the Corporation declare or make any distribution on any Junior Stock or any Parity Stock, or set aside any cash or property for any such purposes, nor shall any Junior Stock or Parity Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of any Junior Stock or Parity Stock, unless and until (i) all accrued and unpaid dividends (whether or not declared) which pursuant to Section (d) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of the date of such payment, together with all dividends that have accrued to (but not including) the date of such payment with respect to that portion of the Liquidation Price which consists of accrued and unpaid dividends, shall have been paid or declared and the consideration sufficient for the payment thereof set aside so as to be available for the payment thereof and (ii) the Corporation shall have paid, in full, or set aside the consideration sufficient for the payment thereof, all redemption payments with respect to the Series A Preferred Stock that it is then obligated to pay; provided, however, that nothing contained in this Section 3(e) of this Certificate of Designations shall prevent (A) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit or incentive plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants (including the forfeiture of unvested shares of restricted stock or share withholding or other acquisitions or surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise)); (B) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy stock, including under a stock repurchase plan, provided that such contract or plan was entered into prior to the Dividend Payment Date upon which the Corporation has failed to pay dividends on the Series A Preferred Stock; (C) exchanges or conversions of shares of any class or series of Junior Stock, or the securities of another company, for any other class or series of Junior Stock; (D) the purchase or deemed acquisition of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged; (E) the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same class of stock as that on which the dividend is being paid; (F) distributions of Junior Stock or rights to purchase Junior Stock (including in connection with a stockholders’ rights plan); (G) any redemption, repurchase, or exchange of rights pursuant to any stockholders’ rights plan; (H) the acquisition by the Corporation or any of its Subsidiaries of record ownership in Common Stock or other Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its Subsidiaries), including as trustees or custodians; (I) direct or indirect distributions of equity interests of a Subsidiary or other Person (whether by redemption, dividend, share distribution, merger or otherwise) to all or substantially all of the holders of one or more classes or series of Common Stock, on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), or such equity interests of such Subsidiary or other Person are available to be acquired by such holders of one more classes or series of Common Stock (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to such holders), on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), whether voluntary or involuntary, (J) stock splits, stock dividends or other distributions, reclassifications, recapitalizations, (K) the declaration and payment of dividends ratably on the Series A Preferred Stock and each class or series of Parity Stock as to which dividends are payable or in arrears so that the amount of dividends declared and paid per share of the Series A Preferred Stock and per share of each class or series of such Parity Stock are in proportion to the respective total amounts of accrued and unpaid dividends with respect to the Series A Preferred Stock and all such classes and series of Parity Stock and (L) the payment of cash in lieu of fractional shares with respect to any of the foregoing. Subject to and except as would be prohibited by this Section 3(e) of the Certificate of Designations and not otherwise, such dividends as may be determined by the Board of Directors, or an authorized committee thereof, may be declared and paid (payable in cash, securities or other property) on any securities, including Junior Stock, from time to time out of any funds legally available for such payment, and Holders of Series A Preferred Stock shall not be entitled to participate in any such dividends.
4.Distributions Upon Liquidation, Dissolution or Winding Up.

Subject to the prior payment in full of any Debt Instrument and other liabilities owed to the Corporation’s creditors and the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the Holders of shares of the Series A Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in property or cash or a combination thereof, as determined by the Board of Directors in good faith, per share, equal to the Liquidation Price plus all unpaid dividends (whether or not declared) accrued to, but excluding, the date of distribution of amounts payable to Holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up of the Corporation since (and including) the immediately preceding Dividend Payment Date (or, if such date of distribution occurs prior to the first Dividend Payment Date, since (and including) the Original Issue Date) (the “Liquidation Dividend Amount”), which payment shall be made pari passu with any such payment made to the holders of any Parity Stock.  The Holders of shares of Series A Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving in full the amount set forth in the immediately preceding sentence.  Notwithstanding anything herein to the contrary, including Section 3(c)(ii) of this Certificate of Designations, if, upon distribution of the Corporation’s assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the Holders of shares of Series A Preferred Stock and to all holders of any Parity Stock shall be insufficient to permit payment in full (a) to Holders of shares of Series A Preferred Stock, the Liquidation Price and the Liquidation Dividend Amount and (b) to holders of any Parity Stock, any preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to Holders of shares of Series A Preferred Stock and holders of such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series A Preferred Stock and such Parity Stock would otherwise respectively be entitled.  Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4 of this Certificate of Designations.

5.Redemption. The Corporation shall not redeem any shares of Series A Preferred Stock except as expressly authorized in this Certificate of Designations.
(a)Optional Redemption.  Notwithstanding anything in this Certificate of Designations to the contrary, shares of Series A Preferred Stock may be redeemed out of funds legally available therefor, at the option of the Corporation by action of the Board of Directors, in whole or from time to time in part, on any Business Day occurring on or after the fifth anniversary of the Original Issue Date, at the applicable Optional Redemption Price per share in cash on the Optional Redemption Date (the “Optional Redemption”). In the event less than all the outstanding shares of Series A Preferred Stock are to be redeemed in such Optional Redemption, then the shares of Series A Preferred Stock to be redeemed in accordance with this Section 5(a) shall be redeemed pro rata (as nearly as practical without creating fractional shares) or by any other equitable method the Board of Directors in its discretion shall choose from among the Holders of the outstanding shares of Series A Preferred Stock. For the avoidance of doubt, any shares of Series A Preferred Stock that remain outstanding after the Optional Redemption Date shall continue to accrue dividends in accordance with the provisions in Section 3 of this Certificate of Designations for so long as such shares remain outstanding.
(b)Mandatory Redemption.  On the Scheduled Redemption Date, the Corporation shall redeem all outstanding shares of Series A Preferred Stock out of funds legally available therefor at the Mandatory Redemption Price per share, in cash (the “Mandatory Redemption”).
(c)Partial Redemption.  If on a Redemption Date for an Optional Redemption or the Mandatory Redemption, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to redeem or otherwise be prohibited or restricted from redeeming all shares of Series A Preferred Stock to be so redeemed, those funds that are legally available and not so restricted or prohibited will be used to redeem the maximum possible number of such shares of Series A Preferred Stock and any Parity Stock then entitled to be redeemed.  At any time and from time to time thereafter when additional funds of the Corporation are legally available and not so restricted for such purpose, such funds shall be used in their entirety to redeem the shares of Series A Preferred Stock (and, if applicable, Parity Stock) that the Corporation failed to redeem on the Redemption Date until the balance of such shares has been redeemed. The shares of Series A Preferred Stock (and, if applicable, Parity Stock) to be redeemed in accordance with this Section 5(c) shall be redeemed pro rata (as nearly as practical without creating fractional shares) or by any other equitable method the Board of Directors in its discretion shall choose from among the Holders of the outstanding shares of Series A Preferred Stock (and, if applicable, Parity Stock). For the avoidance of doubt, any shares of Series A Preferred Stock that remain outstanding after the Redemption Date shall continue to accrue dividends in accordance with the provisions of Section 3 of this Certificate of Designations for so long as such shares remain outstanding.
(d)Notice of Redemption and Certificates.  The Corporation shall mail notice of any redemption in accordance with this Certificate of Designations to each Holder (such notice, a “Notice of Redemption”) in accordance with Section 16 of this Certificate of Designations, not later than ten (10) days prior to the Redemption Date.  Such Notice of Redemption shall contain: (A) the number of shares of Series A Preferred Stock that the Corporation shall redeem on the Redemption Date specified in the Notice of Redemption, (B) the Redemption Price, (C) the Redemption Date, (D) the instructions a Holder must follow with respect to the redemption, including the method for surrendering the certificates, if any, for the shares of Series A Preferred Stock to be redeemed for payment of the Redemption Price on the Redemption Date, and (E) any other matters required by law.  Neither the failure to mail any notice required by this paragraph, nor any defect in such notice or in the mailing thereof to any particular Holder or Holders, shall affect the sufficiency of the notice or the validity of the proceedings for the redemption of any shares of the Series A Preferred Stock pursuant to this Certificate of Designations with respect to such Holder or any other Holder. On or before the applicable Redemption Date, each Holder of Series A Preferred Stock to be redeemed on such Redemption Date, shall, if such Holder’s shares of Series A Preferred Stock are in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Notice of Redemption, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof in accordance with the terms and conditions set forth in this Certificate of Designations.  In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such Holder. Notwithstanding anything herein to the contrary, if the Series A Preferred Stock or any Global Preferred Shares are issued in book-entry form through a Depositary, a Notice of Redemption may be given to the Holders of Series A Preferred Stock at such time and in any manner permitted by the Depositary.
(e)Deposit of Redemption Price.  If the Notice of Redemption shall have been given as provided in Section 5(d) of this Certificate of Designations, and if on or before the Redemption Date specified in such Notice of Redemption, the consideration necessary for such redemption shall have been set aside so as to be available therefor and only therefor, then on and after the Close of Business on the Redemption Date, the shares of Series A Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall automatically be redeemed and no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the Holders thereof to receive, subject to the procedures contained in the Notice of Redemption, the consideration payable upon redemption thereof.
(f)Status of Redeemed Shares.  Any shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock of the Corporation and may be reissued as part of another series of the preferred stock of the Corporation, but such shares shall not be reissued as Series A Preferred Stock.
(g)Certain Restrictions.  If and so long as the Corporation shall fail to redeem on the Redemption Date all shares of Series A Preferred Stock required to be redeemed on such date, the Corporation shall not redeem (except in accordance with Section 5(c) of this Certificate of Designations), or discharge any sinking fund obligation with respect to, any Parity Stock or Junior Stock, and shall not purchase or otherwise acquire any additional shares of Series A Preferred Stock, Parity Stock or Junior Stock, unless and until all then outstanding shares of Series A Preferred Stock that were not previously redeemed as required are redeemed pursuant to the terms hereof. Nothing contained in this Section 5(g) of this Certificate of Designations shall prevent (i) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock and Parity Stock pursuant to a purchase or exchange offer or offers made to Holders of all outstanding shares of Series A Preferred Stock and Parity Stock, provided that (A) as to Holders of all outstanding shares of Series A Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical, (B) as to holders of all outstanding shares of a particular series or class of Parity Stock, the terms of the purchase or exchange offer for all such shares are identical, and (C) as among Holders of all outstanding shares of Series A Preferred Stock and holders of all outstanding shares of any and all Parity Stock, the terms of each purchase or exchange offer or offers are substantially identical relative to the liquidation price of the shares of Series A Preferred Stock and each series or class of Parity Stock, (ii) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock, Parity Stock or Junior Stock in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds of the sale of, shares of Junior Stock, or (iii) the redemption, purchase or other acquisition of Junior Stock solely in exchange for shares of Junior Stock.
6.Protective Provisions.
(a)In addition to any vote required by applicable law, for so long as any of the shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, amend, alter or repeal any provision of this Certificate of Designations, whether by merger, share exchange, consolidation or otherwise (except for any transaction contemplated by Section 7 of this Certificate of Designations, in which case no vote of the Holders of shares of Series A Preferred Stock shall be required under this Section 6 of this Certificate of Designations), in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock set forth in this Certificate of Designations, unless in each such case each share of Series A Preferred Stock (x) shall remain outstanding without a material and adverse change to the powers, preferences or rights of the Series A Preferred Stock or (y) shall be converted into or exchanged for preferred stock of the surviving or resulting entity or a direct or indirect parent entity of such surviving or resulting entity having powers, preferences and rights substantially identical to that of a share of Series A Preferred Stock (except for any changes to such powers, preferences or rights that do not materially and adversely affect the Series A Preferred Stock (which may include the grant of additional powers, preferences or rights (including voting rights) at the sole discretion of and as determined by the Board) and, if permitted by law, the payment of cash in lieu of fractional shares) (the “Substitute Preferred Stock”).
(b)If the Corporation shall propose to take action specified in Section 6(a) of this Certificate of Designations to amend, alter or repeal any provision of this Certificate of Designation, then the Corporation shall give notice of such proposed amendment, alteration or repeal to each Holder of Series A Preferred Stock as of the date of such notice at the address of said Holder shown on the stock books of the Corporation and shall cause to be filed with the Transfer Agent a copy of such notice.  Such notice shall specify the other material terms of such amendment, alteration or repeal. Such notice shall be given at least ten (10) days prior to the effective date of such amendment, alteration or repeal thereof.  If at any time the Corporation shall abandon or cancel the proposed action for which notice has been given under this Section 6(b) of this Certificate of Designations prior to the effective date of such proposed action, the Corporation shall give prompt notice of such abandonment or cancellation to each Holder of Series A Preferred Stock as of the date of such notice at the address of said Holder shown on the stock books of the Corporation.
7.Extraordinary Transaction.
(a)In the event of any Extraordinary Transaction that is a merger or consolidation in connection with which the shares of Series A Preferred Stock outstanding immediately prior to the consummation of such merger or consolidation shall not remain outstanding immediately following the consummation of such merger or consolidation, the Holders of shares of Series A Preferred Stock outstanding immediately prior to the consummation of such Extraordinary Transaction shall be entitled, at the sole discretion of the Board of Directors, either (i) to be paid out of the consideration payable to the stockholders of the Corporation in such Extraordinary Transaction an amount in cash equal to the Liquidation Price of the shares of Series A Preferred Stock held by such Holder, plus an amount equal to the accrued and unpaid dividends (whether or not declared) on such shares since (and including) the immediately preceding Dividend Payment Date to (but not including) the date of payment, and upon such payment such shares of Series A Preferred Stock will be deemed cancelled and will cease to be outstanding, or (ii) to receive shares of Substitute Preferred Stock, in each case, upon the conversion or exchange of such shares of Series A Preferred Stock in connection with such Extraordinary Transaction.
(b)In the event of any Extraordinary Transaction other than as described in Section 7(a) of this Certificate of Designations, then, at the sole discretion of the Board of Directors with such determination disclosed by public announcement on or before the consummation of such Extraordinary Transaction, (i) the shares of Series A Preferred Stock then outstanding shall remain outstanding without a material and adverse change to the powers, preferences or rights of the Series A Preferred Stock, (ii) the shares of Series A Preferred Stock then outstanding shall be converted into or exchanged for Substitute Preferred Stock, or (iii) all, but not less than all, of the shares of the Series A Preferred Stock then outstanding may be redeemed, at the option of the Corporation, within ninety (90) days after such Extraordinary Transaction, at the Extraordinary Transaction Redemption Price.  The Corporation shall be entitled to redeem shares of Series A Preferred Stock pursuant to this Section 7(b) of this Certificate of Designations only if and to the extent it shall have funds legally available to redeem and is not otherwise prohibited or restricted from redeeming all shares of Series A Preferred Stock to be so redeemed.
(c)In the event of an exchange, consolidation, merger or similar transaction (whether effected in a single transaction or series of related transactions) (x) in connection with which the shares of Series A Preferred Stock outstanding immediately prior to the consummation of such transaction or series of related transactions shall not remain outstanding and (y) that is not (and is not part of) an Extraordinary Transaction, the Holders of shares of Series A Preferred Stock outstanding immediately prior to the consummation of such exchange, consolidation, merger or similar transaction shall be entitled to receive shares of Substitute Preferred Stock upon the conversion or exchange of such shares of Series A Preferred Stock in connection with such exchange, consolidation, merger or similar transaction or series of related transactions.
8.Voting.

The holders of shares of Series A Preferred Stock shall have no voting rights whatsoever pursuant to this Certificate of Designations, except as expressly specified herein or required by applicable law. Notwithstanding anything to the contrary herein, and without limiting the generality of the foregoing, no vote or consent of holders of shares of Series A Preferred Stock will be required for (a) the creation or designation of any class or series of Junior Stock or Parity Stock, or (b) any amendment, alteration or repeal of a provision of the Certificate of Incorporation or this Certificate of Designations (i) that would increase the number of authorized shares of preferred stock of the Corporation or the number of authorized shares of Series A Preferred Stock or that would decrease the number of authorized shares of preferred stock of the Corporation or the number of authorized shares of Series A Preferred Stock (but not below the number of shares of preferred stock of the Corporation or Series A Preferred Stock, as the case may be, then outstanding), (ii) except as otherwise required by law, that would not require a vote or consent of the holders of Series A Preferred Stock pursuant to Section 6 of this Certificate of Designations, (iii) to cure any ambiguity, omission, inconsistency or mistake in this Certificate of Designations or the Certificate of Incorporation that does not adversely affect the powers, preferences or rights of the Series A Preferred Stock set forth in this Certificate of Designations, or (iv) to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations and that does not adversely affect the powers, preferences or rights of the Series A Preferred Stock set forth in this Certificate of Designations.

9.Series A Preferred Stock Directors.
(a)Election.  So long as there remain outstanding shares of Series A Preferred Stock having an aggregate Liquidation Price as determined from time to time in excess of an amount equal to 25% of the aggregate Liquidation Price of the shares of Series A Preferred Stock issued on and determined as of the Original Issue Date (the “Threshold Amount”):
(i)if a Dividend Nonpayment continues for two (2) consecutive Dividend Periods (a “Dividend Director Event”) then, subject to Section 9(d) of this Certificate of Designations, the Holders of shares of Series A Preferred Stock (voting together as a single class with any and all Voting Parity Stock) will have the right to elect one (1) director to the Board of

Directors (the “Preferred Dividend Director”) in accordance with this Section 9 of this Certificate of Designations.
(ii)if a Nonpayment occurs (a “Nonpayment Director Event”) then, subject to Section 9(d) of this Certificate of Designations, the Holders of shares of Series A Preferred Stock (voting together as a single class with any and all Voting Parity Stock) will have the right to elect three (3) directors (including the Preferred Dividend Director, if any, elected pursuant to Section 9(a)(i) of this Certificate of Designations) to the Board of Directors (other than the Preferred Dividend Director, each a “Nonpayment Director”) in accordance with this Section 9 of this Certificate of Designations;

provided that in no event will the Holders of Series A Preferred Stock and the holders of any Voting Parity Stock, collectively, have the right to elect more than three (3) directors to the Board of Directors pursuant to the terms of the Series A Preferred Stock or Voting Parity Stock.

(b)Board Size.
(i)Subject to Section 9(e) and the proviso in Section 9(a) of this Certificate of Designations, immediately following a Dividend Director Event, the total authorized number of directorships of the Corporation shall be automatically increased by one (1) directorship and such directorship shall be a Preferred Dividend Director directorship.
(ii)Subject to Section 9(e) and the proviso in Section 9(a) of this Certificate of Designations, immediately upon any Nonpayment Director Event, the total authorized number of directorships of the Corporation shall be automatically increased by (x) two (2) directorships if a Dividend Director Event has previously occurred resulting in an increase in the number of directorships that has not been rescinded or (y) three (3) directorships and, in each case, such additional directorships shall each be a Nonpayment Director directorship.
(c)Meetings.
(i)Subject to Sections 9(c)(ii), 9(c)(ix) and 9(e) of this Certificate of Designations, the limited voting rights with respect to the election of any Preferred Directors expressly set forth in this Section 9 of this Certificate of Designations may be exercised (A) at any annual meeting of the Corporation’s stockholders or any adjournment thereof or (B) at any special meeting held for the purpose of electing any Preferred Directors or any adjournment thereof; provided, however, that if prior to the date of such annual or special meeting, either (x) the Threshold Amount ceases to be outstanding or (y) the Corporation shall have paid all amounts or taken such other action as is necessary to cause the rights of the holders of Series A Preferred Stock to elect Preferred Stock Directors to terminate, then the Corporation may cancel any special meeting called by the holders of  Series A Preferred Stock and, with respect to Preferred Stock Directors proposed to be elected at any annual meeting of stockholders of the Corporation, the Corporation will rescind any nominations and will not be required to elect any such Preferred Stock Directors.
(ii)In the event of a Dividend Director Event or a Nonpayment Director Event, the Holders of  shares of Series A Preferred Stock and the record holders of shares of any Voting Parity Stock representing in the aggregate at least 25% of the then outstanding shares of Series A Preferred Stock and all Voting Parity Stock, acting together as a single class, may request that a special meeting of stockholders of the Corporation be called for the purpose of electing any Preferred Directors (provided, however, that if the next annual or a special meeting of stockholders is scheduled to be held within 90 days of the Corporation’s receipt of such request, the election of such Preferred Stock Directors, to the extent otherwise permitted by the Bylaws of the Corporation, shall, instead, be included in the agenda for, and shall be held at, such scheduled annual or special meeting of stockholders of the Corporation).  The Preferred Directors shall stand for reelection annually at each subsequent annual meeting of stockholders of the Corporation so long as the Holders of Series A Preferred Stock continue to have the authority to elect them, subject to Section 9(d).
(iii)At any meeting of the Corporation’s stockholders or any adjournment thereof at which the Holders of Series A Preferred Stock shall have the right to elect Preferred Directors as provided in Section 9(a) of this Certificate of Designations, the presence in person or by proxy of the Holders of shares of Series A Preferred Stock and the record holders of shares of any Voting Parity Stock representing in the aggregate at least a majority of the voting power of the then outstanding shares of Series A Preferred Stock and all Voting Parity Stock, voting together as a single class, shall be required and shall be sufficient to constitute a quorum for the election of Preferred Directors; provided, that any failure to constitute such a quorum shall not affect any other quorum for a meeting of stockholders as it relates to any other class or series of Capital Stock. The affirmative vote of the Holders of shares of Series A Preferred Stock and the record holders of shares of any Voting Parity Stock representing in the aggregate at least a majority of the voting power of the shares of Series A Preferred Stock and all Voting Parity Stock, voting together as a single class, present, in person or represented by proxy, at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Directors.
(iv)Any Preferred Director elected pursuant to the limited voting rights with respect to the election of any Preferred Directors expressly set forth in this Section 9 of this Certificate of Designations (or appointed pursuant to Section 9(b)(v)(A) of this Certificate of Designations) may be removed at any time with or without cause by the Holders of shares of Series A Preferred Stock and the record holders of shares of any Parity Stock representing in the aggregate at least a majority of the voting power of the shares of Series A Preferred Stock and all Voting Parity Stock, voting together as a single class.
(v)Any vacancy (including as a result of an increase in the size of the Board pursuant to Section 9(b) of this Certificate of Designations) in respect of any Preferred Director directorship shall remain vacant until the earlier of the time upon which (A) if any Preferred Directors are then in office, such vacancy is filled by a majority of the Preferred Directors then in office and (B) a Preferred Director is elected with respect to such Preferred Director directorship in accordance with Section 9(c)(iii) of this Certificate of Designations at any meeting of stockholders of the Corporation at which the Holders of Series A Preferred Stock have the right to elect such Preferred Director as provided in Section 9(a) of this Certificate of Designations, in each case, with such Preferred Director serving for the term set forth in Section 9(d) of this Certificate of Designations.
(vi)Notwithstanding anything in this Section 9 of this Certificate of Designations to the contrary, as a qualification for any person to be elected or appointed as a Preferred Director, such person may only be elected or appointed as a Preferred Director if such election or appointment would not violate the corporate governance requirements of the Nasdaq

Global Select Market (or any other exchange or automated quotation system on which the Common Stock of the Corporation may be listed or quoted), including, but not limited to, any requirements that listed or quoted companies have a majority of independent directors.
(vii)Preferred Directors elected pursuant to the limited voting rights with respect to the election of any Preferred Directors expressly set forth in this Section 9 of this Certificate of Designations (or appointed pursuant to Section 9(b)(v)(A) of this Certificate of Designations) shall be entitled to one vote per director on any matter on which members of the Board of Directors as a whole are entitled to vote.
(viii)In all cases in which Holders of the Series A Preferred Stock shall be entitled to vote, each share of Series A Preferred Stock shall be entitled to one vote.
(ix)The rules and procedures for calling and conducting any meeting of the Holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting and any other procedural aspect or matter with regard to such a meeting shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time and applicable law.
(d)Term.
(i)The Preferred Directors will not be subject to the classification requirements set forth in Article V, Section B of the Certificate of Incorporation and will serve (once appointed or elected pursuant to this Section 9 of this Certificate of Designations) until the earliest to occur of (x) the election or appointment and qualification of their successor, (y) their death, resignation, or removal, and (z) an applicable Preferred Director Termination Event.
(ii)At such time as (x) the Threshold Amount of Series A Preferred Stock is no longer issued and outstanding or (y) in the case of a Preferred Dividend Director elected pursuant to Section 9(a)(i) of this Certificate of Designations, the Corporation has paid all  accrued and unpaid dividends (whether or not declared) which pursuant to Section 3(d) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of such date, together with all dividends that have accrued to (but not including) the date of such payment with respect to that portion of the Liquidation Price which consists of accrued and unpaid dividends, then automatically and without any further action by any Person (A) the right of the Holders of shares of Series A Preferred Stock to elect such Preferred Dividend Director (and to call a special meeting of stockholders for such election) shall terminate and the term of office of such Preferred Dividend Director will immediately expire, (B) the person then serving as such Preferred Dividend Director will immediately cease to be a director of the Corporation and (C) such Preferred Dividend Director directorship shall be eliminated and the total authorized number of directorships of the Corporation shall be automatically reduced thereby.
(iii)At such time as (x) the Threshold Amount of Series A Preferred Stock is no longer issued and outstanding or (y) in the case of the Nonpayment Directors elected pursuant to Section 9(a)(ii) of this Certificate of Designations, the Nonpayment is cured, then automatically and without any further action by any Person (A) the right of the Holders of shares of Series A Preferred Stock to elect such Nonpayment Directors (and to call a special meeting of stockholders for such election) shall terminate, (B) the persons then serving as such Nonpayment Directors will immediately cease to be directors of the Corporation and (C) such Nonpayment Director directorships shall be eliminated and the total authorized number of directorships of the Corporation shall be automatically reduced thereby.
(e)Compliance with Listing Requirements.  Notwithstanding anything to the contrary contained herein, the maximum number of directors that may be appointed or elected pursuant to this Section 9 of this Certificate of Designations shall be at all times subject to the application and limitations of Nasdaq Listing Rules (including Rule 5640) or the rules of the national securities exchange on which the Common Stock is then traded.
10.Preemptive Rights.

The Holders of shares of Series A Preferred Stock will not have any preemptive right to subscribe for or purchase any Capital Stock or other securities which may be issued by the Corporation.

11.Creation of Capital Stock.

Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations, the Board of Directors, or any duly authorized committee thereof, without the vote of the Holders of shares of Series A Preferred Stock, may authorize and issue additional shares of Capital Stock.

12.No Sinking Fund.

Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

13.Exclusion of Other Rights.

Except as may otherwise be required by law and except for the equitable rights and remedies that may otherwise be available to Holders of Series A Preferred Stock, the shares of Series A Preferred Stock shall not have any powers, designations, preferences, or relative, participating, optional or other rights, other than those specifically set forth in this Certificate of Designations.

14.Replacement Certificates.

If physical certificates representing shares of Series A Preferred Stock are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent.  The Corporation shall replace certificates representing shares of Series A Preferred Stock that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.

15.Taxes.
(a)Transfer Taxes.  The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of

Series A Preferred Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
(b)Withholding.  All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, and amounts withheld, if any, shall be treated as received by Holders.
16.Notices.

All notices or communications referred to in this Certificate of Designations or otherwise in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or the Bylaws and by applicable law.  All notices hereunder shall be deemed to have been given upon the earlier of (i) receipt thereof, (ii) three (3) Business Days after the mailing thereof if sent by registered, certified mail or first class mail with postage prepaid, (iii) with respect to Section 7(b) of this Certificate of Designations, the date of public announcement if given by the Corporation by public announcement (such as by broadly disseminated press release) or (iv) one (1) Business Day after the mailing thereof if sent by overnight courier, addressed: (x) if to the Corporation, to its principal place of business (Attention: Chief Legal Officer), (y) if to any Holder of Series A Preferred Stock, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given. However, in the case of Series A Preferred Stock in the form of Global Preferred Shares (as defined below), the Corporation shall be permitted to send notices or communications to Holders of shares of Series A Preferred Stock pursuant to the procedures of the Depositary (as defined below), and notices and communications that the Corporation sends in this manner will be deemed to have been properly sent to such Holders in writing.

17.Waiver.

Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained in this Certificate of Designations and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Board of Directors (or an authorized committee thereof) and the Holders of a majority of the shares of Series A Preferred Stock then outstanding. Except as provided in this Section 17 of this Certificate of Designations, the Holders of shares of Series A Preferred Stock shall not be entitled to act by written consent.

18.Information Rights.

During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will use its reasonable efforts to (a) transmit by mail (or other permissible means under the Exchange Act) to all Holders of Series A Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such Holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any Holders or prospective Holder of Series A Preferred Stock.  The Corporation will use its reasonable efforts to mail (or otherwise provide) the information to the Holders of shares of Series A Preferred Stock within fifteen (15) days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

19.Book Entry.

The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”) to a custodian for a securities depositary (the “Depositary”) that is a “clearing agency” under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent.  The number of shares of Series A Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided.  Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the shares of Series A Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Preferred Shares.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by its duly authorized officer on this 24th day of August, 2020.

QURATE RETAIL, INC.
By	/s/ Renee L. Wilm

Name: Renee L. Wilm
Title: Chief Legal Officer